UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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MIDDLEBURG FINANCIAL CORPORATION

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MIDDLEBURG FINANCIAL CORPORATION

Dear Shareholder:

You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Middleburg Financial Corporation (the “Company”) to be held on Wednesday, April 30, 2008, at 10:00 a.m. at the Middleburg Community Center, 300 West Washington Street, Middleburg, Virginia.

At the Annual Meeting, you will be asked to elect 14 directors for terms of one year each. You will also be asked to ratify the appointment of independent auditors for 2008. Enclosed with this letter are a formal notice of the Annual Meeting, a Proxy Statement and a form of proxy.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Please complete, sign, date and return the enclosed proxy promptly using the enclosed postage-paid envelope. The enclosed proxy, when returned properly executed, will be voted in the manner directed in the proxy.

We hope you will participate in the Annual Meeting, either in person or by proxy.

Sincerely,

Joseph L. Boling
Chairman and Chief Executive Officer

Middleburg, Virginia

March 26, 2008

MIDDLEBURG FINANCIAL CORPORATION

111 West Washington Street

Middleburg, Virginia 20117

___________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

___________________

          The Annual Meeting of Shareholders (the “Annual Meeting”) of Middleburg Financial Corporation (the “Company”) will be held on Wednesday, April 30, 2008, at 10:00 a.m. at the Middleburg Community Center, 300 West Washington Street, Middleburg, Virginia, for the following purposes:

1.	To elect 14 directors to serve for terms of one year each expiring at the 2008 annual meeting of shareholders;

2.	To ratify the appointment of the firm of Yount, Hyde & Barbour, P.C. as independent auditors for the Company for the fiscal year ending December 31, 2008; and

3.	To act upon such other matters as may properly come before the Annual Meeting.

          Only holders of shares of Common Stock of record at the close of business on February 25, 2008, the record date fixed by the Board of Directors of the Company, are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

Kate J. Chappell
Senior Vice President and
Corporate Secretary,
Senior Vice President and
Chief Financial Officer

March 26, 2008

MIDDLEBURG FINANCIAL CORPORATION

111 West Washington Street

Middleburg, Virginia 20117

PROXY STATEMENT

This Proxy Statement is furnished to holders of the common stock, par value $2.50 per share (“Common Stock”), of Middleburg Financial Corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 2008 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, April 30, 2008, at 10:00 a.m. at the Middleburg Community Center, 300 West Washington Street, Middleburg, Virginia, and any duly reconvened meeting after adjournment thereof.

Any shareholder who executes a proxy has the power to revoke it at any time by written notice to the Secretary of the Company, by executing a proxy dated as of a later date, or by voting in person at the Annual Meeting. It is expected that this Proxy Statement and the enclosed proxy card will be mailed on or about March 26, 2008 to all shareholders entitled to vote at the Annual Meeting.

The cost of soliciting proxies for the Annual Meeting will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. The Company may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of shares of Common Stock.

On February 25, 2008, the record date for determining those shareholders entitled to notice of and to vote at the Annual Meeting, there were 4,526,317 shares of Common Stock issued and outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters to be acted upon at the Annual Meeting. A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

A shareholder may abstain or (only with respect to the election of directors) withhold his or her vote (collectively, “Abstentions”) with respect to each item submitted for shareholder approval. Abstentions will be counted for purposes of determining the existence of a quorum. Abstentions will not be counted as voting in favor of or against the relevant item.

A broker who holds shares in “street name” has the authority to vote on certain items when it has not received instructions from the beneficial owner. Except for certain items for which brokers are prohibited from exercising their discretion, a broker is entitled to vote on matters presented to shareholders without instructions from the beneficial owner. “Broker shares” that are voted on at least one matter will be counted for purposes of determining the existence of a quorum for the transaction of business at the Annual Meeting. Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a “broker nonvote.” Under the circumstances where the broker is not permitted to, or does not, exercise its discretion, assuming proper disclosure to the Company of such inability to vote, broker nonvotes will not be counted as voting in favor of or against the particular matter.

The Board of Directors is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting, the persons named in the enclosed proxy card possess discretionary authority to vote in accordance with their best judgment with respect to such other matters.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Fourteen directors will be elected at the Annual Meeting. The individuals listed below are nominated by the Board of Directors for election at the Annual Meeting. Edward T. Wright, who had been a director since 1972, resigned in December 2007.

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of directors. If the proxy is executed in such manner as not to withhold authority for the election of any or all of the nominees for directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of the 14 nominees named below. If the proxy indicates that the shareholder wishes to withhold a vote from one or more nominees for director, such instructions will be followed by the persons named in the proxy.

Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve. If, at the time of the Annual Meeting, any nominee is unable or unwilling to serve as a director, votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors. There are no current arrangements between any nominee and any other person pursuant to which a nominee was selected. No family relationships exist among any of the directors or between any of the directors and executive officers of the Company.

The following biographical information discloses each nominee’s age and business experience in the past five years and the year that each individual was first elected to the Board of Directors of the Company or previously to the Board of Directors of Middleburg Bank (the “Bank”), the predecessor to and now a wholly owned subsidiary of the Company. Unless otherwise specified, each nominee has held his or her current position for at least five years.

Nominees for Election for Terms Expiring in 2009

Howard M. Armfield, 65, has been a director since 1984.

Mr. Armfield is the retired President and owner of Armfield, Harrison & Thomas, Inc., an independent insurance agency in Leesburg, Virginia.

Henry F. Atherton, III, 63, has been in director since 2004.

Mr. Atherton owns and operates a farm in Fauquier County, Virginia.

Joseph L. Boling, 63, has been a director since 1993.

Mr. Boling has been the Chairman and Chief Executive Officer of the Company and the Bank since 1997. From 1993 to 1997, he was President and Chief Executive Officer of the Company and the Bank.

Childs F. Burden, 57, has been a director since 1997.

Mr. Burden is a partner with Secor Group, an investment firm in Washington, D.C.

J. Lynn Cornwell, Jr., 83, has been a director since 1984.

Mr. Cornwell is currently retired. Until 2000, he had served as President and was owner of J. Lynn Cornwell, Inc., a real estate development company in Loudoun County.

J. Bradley Davis, 68, is standing for election as a director for the first time.

Mr. Davis is the founder and managing partner of Ridge Capital Partners, LLC, a private equity investment firm based outside of Washington, D.C.

Alexander G. Green, III, 59, is standing for election as a director for the first time.

Mr. Green is the President of Armfield, Harrison & Thomas, Inc., an independent insurance agency in Leesburg, Virginia.

Gary D. LeClair, 52, had been a director from 2001 to 2006. Mr. LeClair is standing for reelection as a director. Mr. LeClair is Chairman of the international law firm of LeClair Ryan, A Professional Corporation, based in Richmond, Virginia.

John C. Lee, IV, 50, has been a director since November 2006.

Mr. Lee is founder and Chairman and Chief Executive Officer of Lee Technologies, a Fairfax-based technology company established in 1983.

Keith W. Meurlin, 57, has been a director since 2005.

Mr. Meurlin retired as Vice President and Airport Manager of Washington Dulles International Airport in 2005 after 28 years of service. Mr. Meurlin is also a Major General in the Air Force Reserve.

Janet A. Neuharth, 52, has been a director since November 2006.

Ms. Neuharth is founder and President of Paper Chase Farms, a 115-acre full-service equestrian center in Middleburg, Virginia. She serves as Chairman of the National Law Council at Vanderbilt University School of Law.

Gary R. Shook, 47,has been a director since March 2007.

Mr. Shook hasserved as President of the Company and the Bank since March 2007. From 2005 to 2007, Mr. Shook served as Executive Vice President, Investment Services and Fauquier Community Executive with the Company. From 1995 to 2004, he was Senior Vice President, Fauquier Bankshares, Inc.

James R. Treptow, 61, has been a director since August 2007.

Mr. Treptow is Chairman and CEO of Magellan Resources Group, a Chantilly, Virginia based company engaged in the development, ownership and operation of alternative energy projects.

Millicent W. West, 86, has been a director since 1975.

Ms. West has served in many volunteer positions in the Garden Club of America and Garden Club of Virginia.

 THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES SET FORTH ABOVE.

Executive Officers Who Are Not Directors

John Mason L. Antrim, 57, has served as President and Chief Executive Officer of the Middleburg Trust Company (formerly known as Tredegar Trust Company), a subsidiary of the Company, since 2001. From 1995 to 2001, he served as Vice President – Trust Administration of Middleburg Trust Company.

Kathleen J. Chappell, 40, has served as Senior Vice President and Chief Financial Officer of both the Company and the Bank since 2005. From March 2007 to May 2007 Ms. Chappell was Senior Vice President and Chief Accounting Officer. From 2004 to 2005, she was Senior Vice President and Controller of the Bank and, from 1997 to 2004, she was Vice President and Controller of the Bank.

Jeffery H. Culver, 39, has served as Senior Vice President, Credit Administration and Strategic Planning since May 2007. From 2003 to 2007, he was Senior Vice President, Credit Administration.

  Arch A. Moore, III, 56, has served as Executive Vice President and Senior Loan Officer of the Bank since 2001. From 1995 to 2001, he was Senior Vice President and Senior Loan Officer of the Bank.

James H. Patterson, 67, has served as President of Middleburg Investment Advisors, Inc. (formerly known as Gilkison Patterson Investment Advisors, Inc.), a subsidiary of the Company, since 2001. From 1981 to 2001, he was Executive Vice President of Gilkison Patterson Investment Advisors, Inc. and its predecessor, Kahn Brothers Investment Management Corporation.

Suzanne Withers, 57, has served as Senior Vice President, Human Resources and Organizational Development, of the Company since 2004. From 2002 to 2004, Ms. Withers was a human resource independent contractor. From 1998 to 2001, she was employed with ALCATEL (formerly Newbridge Networks, Inc.) in Chantilly, Virginia as the Vice President Human Resources Management.

SECURITY OWNERSHIP

Security Ownership of Management

The following table sets forth, as of February 29, 2008, certain information with respect to beneficial ownership of shares of Common Stock by each of the members of the Board of Directors, by each of the executive officers named in the “Summary Compensation Table” below (the “named executive officers”) and by all current directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

	Amount and Nature
	of Beneficial	Percent of
Name of Beneficial Owner	Ownership(1)	Class (%)(2)

John Mason L. Antrim	35,036	*
Howard M. Armfield	39,094	*
Henry F. Atherton, III	1,400	*
Joseph L. Boling	102,088	2.23%
Childs F. Burden	20,720	*
Kathleen J. Chappell	1,204	*
J. Lynn Cornwell, Jr.	8,288	*
Jeffery H. Culver	753	*
John C. Lee, IV	356	*
Keith W. Meurlin	370	*
Arch A. Moore, III	34,313	*
Janet A. Neuharth	356	*
James H. Patterson	62,084	1.37%
Gary R. Shook	1,042	*
James R. Treptow	3,186	*
Millicent W. West	456,398	10.08%
Suzanne K. Withers	320	*

Current directors and
executive officers
as a group (17 persons)	767,008	16.51%

____________________

*	Percentage of ownership is less than one percent of the outstanding shares of Common Stock.
(1)

Amount reflect shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of February 29, 2008 and shares to which the named person has or shares voting and/or investment power.

(2)	Based on 4,526,317 shares outstanding as of February 29, 2008.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of February 29, 2008, certain information with respect to the beneficial ownership of shares of Common Stock by each person who owns, to the Company’s knowledge, more than five percent of the outstanding shares of Common Stock.

Name and Address	Number of Shares	Percent of Class (%)

Millicent W. West	456,398	10.08

P.O. Box 236

Upperville, Virginia

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and any persons who own more than 10% of the outstanding shares of Common Stock, to file with the Securities and Exchange Commission (the “SEC”) reports of ownership and changes in ownership of Common Stock. Directors and executive officers are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file. Based solely on review of the copies of such reports furnished to the Company or written representation that no other reports were required, the Company believes that, during the 2007 year, all filing requirements applicable to its officers and directors were complied with.

CORPORATE GOVERNANCE AND

THE BOARD OF DIRECTORS

General

The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and the Company’s Articles of Incorporation and Bylaws, as amended. Members of the Board are kept informed of the Company’s business through discussions with the Chairman and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board of Directors and its committees.

Independence of the Directors

The Board of Directors has determined that the following 9 individuals of its total 11 members are independent as defined by the listing standards of the Nasdaq Stock Market (“Nasdaq”): Mrs. West, Mrs. Neuharth and Messrs. Armfield, Atherton, Burden, Cornwell, Lee, Meurlin, and Treptow. The Board has also determined that the three new directors standing for election are also independent as defined by the listing standards of the Nasdaq Stock Market (“Nasdaq”). In reaching this conclusion, the Board of Directors considered that the Company and its subsidiary bank conduct business with companies of which certain members of the Board of Directors or members of their immediate families are or were directors or officers. All directors not standing for reelection in 2008 were also determined to be independent during 2007.

  The Board of Directors considered the following relationships between the Company and certain of its directors to determine whether such director was independent under Nasdaq’s listing standards:

•

The Bank purchases insurance policies from Armfield, Harrison & Thomas, Inc., an insurance agency of which Mr. Armfield is President and a part owner. Armfield, Harrison & Thomas, Inc. acts only as agent in the transactions.

•

The Bank procures maintenance services from Lee Technologies, a company that Mr. Lee founded and is Chairman and Chief Executive Officer. The fees paid by the Bank to Lee Technologies during 2007 totaled $4,932.00.

  Louis G. Matrone, who was one of our directors until January 2007, John Sherman, who was one of our directors until March 2007 and Edward T. Wright, who was one of our directors until December 2007, were also independent during their service as directors under the criteria above.

Code of Ethics

The Executive Committee of the Board of Directors has approved a Code of Business Conduct and Ethics for directors, officers and all employees of the Company and its subsidiaries, and an addendum to the Code of Ethics applicable to all of the Company’s executive officers including the Chief Executive Officer, Chief Financial Officer and other principal financial officers. The Code addresses such topics as protection and proper use of Company assets, compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting and conflicts of interest. Requests for a copy of the Company’s Code of Ethics may be sent to ir@middleburgbank.com or by visiting the Company’s website at www.middleburgbank.com.

Board and Committee Meeting Attendance

There were 12 meetings of the Board of Directors in 2007. Each incumbent director attended greater than 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of which the director was a member in 2007.

Independent Directors Meeting

Non-employee directors meet periodically outside of regularly scheduled Board meetings. The Company will have a minimum of one meeting of the independent directors in 2008. J. Lynn Cornwell, Jr. serves as “first director” and oversees the meetings.

Committees of the Board

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility to the shareholders relating to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements and the qualifications, independence and the performance of the internal audit function. During 2007, the Company outsourced the majority of its internal audit function to an independent public accounting firm that specializes in financial institutions. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of both the Company’s Risk Management Officer and the independent auditor engaged for the purpose of preparing and issuing an audit report and performing other audit, review or attestation services for the Company. The Board of Directors has adopted a written charter for the Audit Committee. Requests for a copy of the Company’s Audit Committee Charter may be sent to ir@middleburgbank.com or by visiting the Company’s website at www.middleburgbank.com.

The members of the Audit Committee are Mrs. Neuharth and Messrs. Armfield and Atherton, all of whom the Board in its business judgment has determined are independent as defined by Nasdaq’s listing standards. The Board of Directors also has determined that all of the members of the Audit Committee have sufficient knowledge in financial and auditing matters to serve on the Audit Committee and that Mr. Armfield qualifies as an audit committee financial expert as defined by SEC regulations.

The Audit Committee met four times in 2007. For additional information regarding the Audit Committee, see “Audit Information – Audit Committee Report” on page 35 of this Proxy Statement.

Compensation Committee

The Compensation Committee reviews the Chief Executive Officer’s performance and compensation and reviews and sets guidelines for compensation of the other executive officers. In carrying out its responsibilities, the Compensation Committee annually reviews the recommendations made by the Chairman and Chief Executive Officer for the compensation of the President and CFO and includes a recommendation for himself, and thereby establishes the compensation of the Company’s top three executive officers. The Compensation Committee may annually approve, based upon recommendations made by an independent consultant, the issuance of stock grants and other compensation related matters.

The members of the Compensation Committee are Mrs. West and Messrs. Armfield, Burden, Cornwell and Lee. The Board of Directors in its business judgment has determined that all members are independent as defined by Nasdaq’s listing standards. The Compensation Committee met eight times in 2007. For additional information regarding the Compensation Committee, see “Executive Compensation” on page 11 of this Proxy Statement. Requests for a copy of the Company’s Compensation Committee Charter may be sent to ir@middleburgbank.com or by visiting the Company’s website at www.middleburgbank.com.

Executive Committee

The Executive Committee consists of Mrs. West and Messrs. Armfield, Boling, Burden and Cornwell. The Executive Committee is called, as necessary, to consider any matters that arise between regularly scheduled Board of Directors’ meetings that require a quorum of the Board members, but when the Company’s full Board of Directors is unable to meet. The Executive Committee met three times in 2007.

Investment Committee

The Investment Committee consists of Messrs. Boling, Burden, Meurlin and Shook. The Investment Committee meets with management to review the Company’s investment strategy. The Investment Committee met three times in 2007.

Nominating Committee

The Nominating Committee consists of Mrs. Neuharth and Messrs. Armfield and Meurlin. The Board of Directors in its business judgment has determined that all members are independent as defined by Nasdaq’s listing standards. The Nominating Committee nominates the individuals proposed for election as directors in accordance with the Company’s Articles of Incorporation and Bylaws. The Nominating Committee does not have a charter. The Nominating Committee did not meet independently of the Board during 2007.

In identifying potential nominees, the Nominating Committee takes into account such factors as it deems appropriate, including the current composition of the Board, the range of talents, experiences and skills that would best complement those that are already represented on the Board, the balance of management and independent directors and the need for specialized expertise. The Nominating Committee considers candidates for Board membership suggested by Board members and by management, and the Nominating Committee will also consider candidates suggested informally by a shareholder of the Company.

The Nominating Committee considers, at a minimum, the following factors in recommending to the Board of Directors potential new directors, or the continued service of existing directors:

•	The ability of the prospective nominee to represent the interests of the shareholders of the Company;
•	The prospective nominee’s standards of integrity, commitment and independence of thought and judgment;
•

The prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards;

•	The extent to which the prospective nominee contributes to the range of talent, skill and expertise appropriate for the Board of Directors; and
•	The prospective nominee’s involvement within the communities the Company serves.

Shareholders entitled to vote for the election of directors may submit candidates for formal consideration by the Nominating Committee in connection with an annual meeting if the Company receives timely written notice, in proper form, for each such recommended director nominee. If the notice is not timely and in proper form, the nominee will not be considered by the Company. To be timely for the 2009 annual meeting, the notice must be received within the time frame set forth in “Proposals for 2009 Annual Meeting of Shareholders” on page 36 of this Proxy Statement. To be in proper form, the notice must include each nominee’s written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election. These requirements are more fully described in Section 2.5 of the Company’s Bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is Middleburg Financial Corporation, 111 West Washington Street, Middleburg, Virginia, 20117.

Under the current process for selecting new Board candidates, the Chairman and Chief Executive Officer, the Nominating Committee or other Board members identify the need to add a new Board member with specific qualifications or to fill a vacancy on the Board. The Chairman of the Nominating Committee will initiate a search, working with staff support and seeking input from Board members and senior management, hiring a search firm, if necessary, and considering any candidates suggested informally or recommended by shareholders. An initial slate of candidates that will satisfy criteria and otherwise qualify for membership on the Board may be presented to the Nominating Committee. A determination is made as to whether the Nominating Committee members or Board members have relationships with preferred candidates and can initiate contacts. The Chairman and Chief Executive Officer and at least one member of the Nominating Committee interview prospective candidates. The Nominating Committee meets to conduct additional interviews of prospective candidates, if necessary, and to consider and recommend final candidates for approval by the full Board of Directors.

Annual Meeting Attendance

The Company encourages members of the Board of Directors to attend the annual meeting of shareholders. All but four of the directors attended the 2007 annual meeting.

Communications with Directors

Any director may be contacted by writing to him or her c/o Middleburg Financial Corporation, 111 West Washington Street, Middleburg, Virginia 20117. Communications to the non-management directors as a group may be sent to the same address, c/o the Secretary of the Company. The Company promptly forwards, without screening, all such correspondence to the indicated directors.

Director Compensation

 As compensation for his or her service to the Company, each member of the Board of Directors receives a fee of $600 for each meeting of the Board, $400 for each loan committee meeting and $350 for other board committee meetings attended.

The following table shows the compensation earned by each of the nonemployee directors during 2007:

Name	Fees Earned or Paid in Cash	Total
	($)	($)
Howard M. Armfield	11,450	11,450
Henry F. Atherton, III	15,050	15,050
Childs F. Burden	20,350	20,350
J. Lynn Cornwell, Jr.	18,400	18,400
John C. Lee, IV	7,050	7050
Louis G. Matrone	750	750
Keith W. Meurlin	17,650	17,650
Janet A. Neuharth	9,200	9,200
James R. Treptow	3,000	3,000
John L. Sherman	2,900	2,900
Millicent W. West	12,100	12,100
Edward T. Wright	16,100	16,100

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and discussed it with the Company’s management. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the year ended December 31, 2007 and this Proxy Statement.

Compensation Committee

Childs F. Burden, Chairman

Howard M. Armfield

J. Lynn Cornwell, Jr.

John C. Lee, IV

Millicent W. West

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer or employee of the company or any of our subsidiaries. In addition, there are no compensation committee interlocks with other entities with respect to any such member.

Compensation Discussion and Analysis

General

The Compensation Committee of the Board of Directors, which is composed of five non-employee directors of the Company, is responsible for the development, oversight and implementation of the Company’s compensation program for executive officers, including the executive officers named in the Summary Compensation Table. The Committee consists entirely of non-employee, independent members of our Board of Directors and operates under a written charter approved by the Board of Directors.

The primary objective of the Company’s executive compensation program is to attract and retain highly skilled and motivated executive officers who will manage the Company in a manner to promote its growth and profitability and advance the interest of its shareholders. As such, the compensation program is designed to provide levels of compensation that are reflective of both the individual’s and the Company’s performance in achieving its goals and objectives. The Compensation Committee seeks to provide a mix of annual and long-term compensation that will align the short- and long-term interests of the Company’s executive officers with that of its shareholders.

In 2007, the Compensation Committee initially engaged a consultant, Wachovia Employee Solutions Group and subsequently, CapTrust Executive Benefits Group, to assist it in carrying out its responsibilities with respect to executive compensation. For 2007, the consultants were responsible for providing peer group data, designing the 2007 Management Incentive Plan and advising on the Committee on executive equity compensation.

In carrying out its responsibilities and objectives, the Compensation Committee annually reviews the recommendations made by the Chairman and Chief Executive Officer for the compensation of the top three executive officers, which includes a recommendation for himself, and thereby establishes the compensation of these executive officers. Both the Chairman and Chief Executive Officer and the

members of the Compensation Committee are provided peer group compensation data for consideration and review in determining executive compensation levels. Additionally, the Committee may confer with its consultant prior to accepting management recommendations.

In 2007, the Compensation Committee established executive base salaries and approved annual cash bonuses and awarded long-term incentives.

Information on the Compensation Committee’s processes and procedures for the consideration and determination of executive and director compensation is included under the caption “Corporate Governance and the Board of Directors – Committees of the Board – Compensation Committee.”

Objectives of Our Compensation Program

The primary objective of our executive compensation program is to attract and retain highly skilled and motivated executive officers who will manage us in a manner to promote our growth and profitability and advance the interest of our shareholders. Additional objectives of our executive compensation program are the following:

•	support our business strategy and business plan with clearly communicated expectations for executive officers related to our common goals;
•	align executive pay with shareholders’ interests; and
•	recognize individual initiative and achievements.

Executive Compensation Philosophy

Our executive compensation program consists of base salaries, annual cash incentive payments in the form of annual bonuses and long-term equity incentives in the form of stock-based awards. These components of executive compensation are used together to strike an appropriate balance between cash and stock compensation and between short-term and long-term incentives. As discussed with our consultant, the targeted mix of cash and equity-based pay for executives will be generally weighted 65% for base salary, 20% for annual incentives and 15% for long term equity. The Compensation Committee believed this compensation mix to be both appropriate to meet the Company’s executive compensation philosophy and competitive from a peer group standpoint.

We expect a fair portion of an executive officer’s total compensation to be at risk, tied both to our annual and long-term performance as well as to the creation of shareholder value. In particular, we believe that short-term annual cash incentive compensation should be tied directly to both corporate performance and individual performance for the fiscal year, including the achievement of identified goals as they pertain to the areas of our operations for which the executive officer is personally responsible and accountable. In contrast, we believe that the value of long-term incentive compensation should be tied directly to long-term corporate performance and an increase in shareholder value.

We differentiate compensation among executive officers based on the philosophy that total compensation should increase with an executive officer’s position and responsibility and that a greater percentage of total compensation should be tied to corporate and individual performance, and therefore at risk, as position and responsibility increase. Thus, executive officers with greater roles and responsibilities associated with achieving our performance targets should bear a greater proportion of the risk that those goals are not achieved and should receive a greater proportion of the reward if our performance targets are met or surpassed. In addition, as an executive officer’s position and responsibility increases, the use of long-term incentive compensation should increase where our executive officers have the greatest influence on our strategic performance over time.

We currently have no executive stock ownership guidelines. In addition, we do not have a policy for adjustment or recovery of payments and awards made to our executive officers in the event that our financial statements were to be restated in the future in a manner that would have impacted the size or payment of the award at the time of payment.

Basis for Executive Pay Levels

The Compensation Committee generally meets quarterly to review our executive compensation program and its elements. At meetings, it also reviews peer group data provided by our executive compensation consultant.

In determining the compensation of our executive officers, the Committee evaluates total overall compensation, including benefits, as well as the mix of salary, cash bonus incentives and equity incentives, using a number of factors including the following:

•	our financial and operating performance, measured by attainment of specific strategic objectives and operating results;
•

the Chairman and Chief Executive Officer’s review of the duties, responsibilities and performance of each executive officer, including the achievement of identified goals for the year as they pertain to the areas of our operations for which the executive is personally responsible and accountable;

•	historical cash and equity compensation levels; and
•	comparative industry market data to assess compensation competitiveness.

With respect to comparative industry data, the Compensation Committee reviews executive salaries and evaluates compensation structures and the financial performance of comparable companies in a designated peer group established by the Compensation Committee, with assistance from its executive compensation consultant. The peer group used for comparison purposes focuses principally on public companies in the banking industry that are similar to us in size and complexity or companies with similar market capitalizations and other characteristics.

In 2007, the Compensation Committee reviewed various financial metrics for a peer group against which to compare the Company. Additionally, the independent consultant compiled salary data from proxy statements from commercial banks and from market survey data. The Compensation Committee used both sources of information when considering 2007 levels of base salary for executive officers.

Members of our peer group include:

Access Bank – Reston, VA	FNB Corp/VA – Greensboro, NC
Alliance Bankshares – Chantilly, VA	FNB Financial Services – Greensboro, NC
American National Bankshares – Danville, VA	FNB United Corporation – Asheboro, NC
Bank of Granite – Granite Falls, NC	LSB Bancshares –Greensboro, NC
C & F Financial - West Point, VA	National Bankshares – Blacksburg, VA
Capital Bank – Raleigh, NC	Old Point Financial - Hampton, VA
Cardinal Financial – Tyson’s Corner, VA	Premier Community Bankshares – Winchester, VA
Central Virginia Bankshares – Powhaton, VA	S.Y. Bancorp – Louisville, KY
Eagle Financial Services – Berryville, VA	Shore Bancshares – Easton, MD
Eastern Virginia Bankshares – Tappahannock, VA	Summit Financial Group – Moorefield, WV
Farmers Capital Bank – Frankfort, KY	Virginia Commerce Bancorp – Arlington, VA
Fauquier Bankshares – Warrenton, VA	Univest Corporation of PA – Souderton, PA
First Bancorp – Troy, NC	Union Bankshares, Inc. – Bowling Green, VA
Virginia Financial Group – Charlottesville, VA

Components of Executive Compensation

The elements of the executive compensation program in 2007 included base annual salary, short-term incentive compensation under our 2007 Management Incentive Plan and long-term incentives through stock-based awards under our 2006 Equity Compensation Plan.

We provide certain retirement benefits through supplemental executive retirement plans and our 401(k) savings plan. We also provide health and welfare benefits that include participation in our health, dental and vision plans and various insurance plans, including disability and life insurance.

Each of the three principal components of executive compensation is designed to reward and provide incentives to executive officers consistent with our overall policies and principles on executive compensation. These components and the rationale and methodology for each are described below. Specific information on the amounts and types of compensation earned by the named executive officers during 2007 can be found in the Summary Compensation Table and other tables and narrative disclosures following this discussion.

Base Salary

Our base salary philosophy is to provide reasonable current income to our named executive officers in amounts that will attract and retain individuals with a broad, proven track record of performance.

The Compensation Committee establishes annual salary ranges for each executive officer position, except for the Chief Executive Officer (as discussed below). In establishing these ranges, the Compensation Committee balances the need to offer salaries that are competitive with peer companies with the need to maintain careful control of salary and benefits expense. As described above, the Compensation Committee also reviews peer group data, prepared by an independent consulting firm, of commercial banks that are similarly situated to us in terms of size, economic conditions and other factors. Based upon the review of the peer group data provided and his performance assessments, the Chairman and Chief Executive Officer of the Company recommends base salaries for himself, the President and the Chief Financial Officer to the Compensation Committee for approval. The President recommends base salaries for other executives to the Chairman and Chief Executive Officer.

In making compensation determinations for 2007, the Compensation Committee evaluated the performance of the executive officers based on our financial performance, achievements in implementing our long-term strategy, and the personal observations of the executive officers’ performance by the members of the Compensation Committee. The increases to base salaries were recommended by the Chairman and Chief Executive Officer to the Compensation Committee with consideration of the executives’ performance and the peer group data. No particular weight was given to any particular aspects of the performance of the executive officers. Some executives’ salaries, however, were increased more than others in order to get closer to the 65% target level of base salary compensation to total compensation for the executive. Based upon the information conveyed to them, the Committee concluded that the performance of executive officers was commendable.

Mr. Boling, Mr. Moore and Mr. Shook are compensated pursuant to employment agreements, which are described under “Annual Compensation of Executive Officers” below. They are eligible for base salary increases and bonuses as the Compensation Committee may determine.

In making this determination for the Chairman and Chief Executive Officer for 2007, the Compensation Committee evaluated the performance of the Chief Executive Officer based on our financial performance, achievements in implementing the Bank’s long-term strategy, and the personal observations of the Chief Executive Officer’s performance by the members of the Compensation Committee. As with executive officers generally, the Compensation Committee also considered a salary range evaluation of an independent consulting firm. However, Mr. Boling was awarded a smaller salary increase than other executives to keep his base salary component closer to the targeted level of 65% of his total compensation.

The annual base salaries for our named executive officers for 2007 and the percentage change from 2006 are as follows:

Name and Position	2007 Annual Salary	Percent Change From 2006
Joseph L. Boling Chairman of the Board and Chief Executive Officer	$345,633	3.00%
Kathleen J. Chappell Senior Vice President and Chief Financial Officer	$137,787	10.23%
Arch A. Moore, III Executive Vice President and Senior Loan Officer	$195,616	3.50%
James H. Patterson President, Middleburg Investment Advisors, Inc.	$375,000	0.00%
Gary R. Shook President	$203,849	21.34%

Annual Bonus Incentives

In 2007, the Compensation Committee approved a Management Incentive Plan which targeted levels of executive cash bonuses at 25% of December 31, 2007 executive base salaries.

Executive officers currently have the opportunity to earn an annual bonus up to a predetermined percentage of base salary based on achievement of company operating or consolidated performance goals. In addition to promoting the achievement of corporate performance goals, the bonus awards are designed to align the interests of executive management into a common objective. The Compensation Committee designs the annual bonus program through the 2007 Management Incentive Plan, which it adopted in March 2007.

The 2007 Management Incentive Plan was designed to provide incentive bonuses that would be reasonable in relation to the payment of base salaries and overall compensation to executive officers, to reward executive officers for superior achievement and to be competitive compared with bonuses paid by the peer group established by the Compensation Committee. As a result, in considering the target performance goals for our business, the Compensation Committee considered the potential amounts of bonuses that would be paid at each level in relation to the base salaries and overall compensation of executive officers and the structure and amount of bonuses paid by peer group companies. This review resulted in the Compensation Committee’s determination that 2007 incentive bonus opportunities for the named executive officers should be targeted at approximately 25% of base salary and fall within a range between the 50th and 75th percentile of the peer group.

The Compensation Committee approved the plan performance objectives recommended by executive management and the award formula or matrix by which all awards under the 2007 Management Incentive Plan were calculated. The Compensation Committee and the Chief Executive Officer assigned to each executive officer an incentive award target that is a percentage of annual salary. The incentive award targets were also considered in conjunction with all other components of executive compensation, as the Compensation Committee sought to tie a larger portion of the executives’ compensation to both corporate and individual performance. The Compensation Committee will award incentive awards if the company and the executive officer achieve the targeted performance goals. Awards will be increased when performance exceeds these goals, and awards will be decreased when performance falls below these goals. All incentive awards under the 2007 Management Incentive Plan are at the discretion of the Compensation Committee.

The financial and operating targets approved by the Compensation Committee for the 2007 Management Incentive Plan were return on average equity (ROE), return on average assets (ROA), efficiency ratio and individual operating goals for each executive. For 2007, the approved amounts for the plan financial targets of ROE, ROA and the efficiency ratio were 10.27%, 1.06% and 63.45%, respectively. For 2007, the Company’s financial performance produced an ROE, ROA and efficiency ratio of 3.83%, 0.38%, and 81.25%, respectively. The actual results of each financial target fell below the minimum threshold required for an incentive payout. However, because there were some unforeseen events that negatively impacted the 2007 financial results of the Company and because those events were not entirely within the control of the named executive officers, the Compensation Committee considered the financial results of the Company without the negative impact of the $5.0 million non-cash impairment charge related to the Company’s investment in Southern Trust Mortgage, LLC (STM) and also without the impact of the accruals made by STM to establish an adequate allowance for estimated loan losses related to increases in problem loans. The financial target amounts for ROE, ROA and efficiency ratio based upon the adjusted 2007 financial results were 9.86%, 0.88% and 73.19%, respectively. ROE was the only measure that met the incentive payout threshold.

Mr. Boling’s total incentive was based only on financial targets. An equal weighting was given to each of the aforementioned financial targets for Mr. Boling. Mr. Patterson did not participate in the 2007 Management Incentive Plan.

The remaining named executives had operating or individual targets in addition to the financial targets approved for the 2007 MIP. The weightings given to each of the 2007 MIP targets for the remaining named executives were 20% for ROE, 20% for ROA, 20% for the efficiency ratio and 40% for each of their collective individual operating targets.

Mr. Moore and Mr. Shook had operating targets that related to their responsibilities with the execution of the Company’s business strategy or, more specifically, assigned loan and deposit production goals as well as wealth management and mortgage banking referral goals for the Client Action Teams (CAT) that they had managed during 2007.

Mrs. Chappell had operating targets related to her responsibilities for executing business strategies related to the Company’s financial reporting, budgeting and asset/liability management processes.

The table below shows the payout scale for the 2007 MIP:

			Percent of
Percent of Corporate	Percent of Corporate	Percent of	CAT or Individual
Financial Measures	Incentive	CAT or Individual	Incentive
Performance	Award Payout	Measure Performance	Award Payout
125%	150%	125% or (Exceeded All Goals)	150%
110%	115%	110% or (Met All and Exceeded Some Goals)	115%
100%	100%	100% or (Met Most Goals)	100%
90%	50%	90% or (Met Some Goals)	50%
Less than 90%	0%	Less than 90% or (Did Not Meet Goals)	0%

The following table summarizes the 2007 MIP financial targets and actual results achieved for each named executive officer:

		Adjusted		Weight		Weighted Multiple
Financial		Actual	Resulting
Performance	Performance	2007	Performance		Chappell, Moore		Chappell, Moore
Measure	Range	Performance(1)	Factor	Boling	and Shook	Boling	and Shook

ROE	9.24% - 12.84%	9.86%	50.00%	33.33%	20.00%	16.67%	10.00%

ROA	0.95% - 1.33%	0.88%	0.00%	33.33%	20.00%	0.00%	0.00%

Efficiency Ratio(2)	50.76% - 70.50%	73.19%	0.00%	33.33%	20.00%	0.00%	0.00%

________________________

(1)

For 2007, the $5.0 million non-cash impairment charge related to the Company’s investment in Southern Trust Mortgage, LLC (STM) were excluded when calculating the financial performance measures as were the impact of the accruals made by STM to establish an adequate allowance for estimated loan losses related to increases in problem loans during the year.

(2)

The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non interest expense by the sum of tax equivalent net interest income and non interest income excluding gains and losses on the investment portfolio. The tax rate utilized is 34%.

During 2007, Mr. Moore managed three of the Company’s markets. The collective 2007 net loan growth target range for the CATs managed by Mr. Moore was 20% to 28%. The collective 2007 deposit growth target range was 12% to 16%. Additionally, team members under Mr. Moore’s management were responsible for making referrals to the other business lines present in their CATs. For 2007, none of the operating targets for Mr. Moore met the threshold payout level. However, in their discretion under the plan, the Compensation Committee felt that Mr. Moore, asSenior Loan Officer, should be recognized for commendable achievement in overall loan growth for the Company as well as the maintenance of the quality of the Bank’s loan portfolio. The Committee felt that Mr. Moore’s performance in this regard justified recognition under the plan and a payout equal to the minimum level for operating goals.

During 2007, Mr. Shook also managed three other of the Company’s markets. The collective 2007 net loan growth target range for the CATs managed by Mr. Shook was 18% to 24%. The collective 2007 deposit growth target range was 17% to 23%. Additionally, team members under Mr. Shook’s management were responsible for making referral thresholds to the other business lines present in their CATs. Cooperatively, the CATs managed by Mr. Shook achieved 120% of their 2007 goals, a level exceeding target but less than the maximum under the 2007 MIP.

The Compensation Committee believed that Mrs. Chappell’s progress toward her individual goals met the targeted payout threshold under the 2007 MIP.

The Compensation Committee approved and made the payment of this cash incentive to executive officers for the achievement of certain financial and operating targets relating to our 2007 fiscal year in January 2008.

The Compensation Committee may also consider the award of individual bonus amounts to executive officers outside of the 2007 Management Incentive Plan. The Compensation Committee considers but is not bound by the recommendations of the Chief Executive Officer with respect to the payment or amounts of bonuses to executive officers. For 2007, the Compensation Committee did not award any bonuses other than the incentive awards under the Management Incentive Plan.

Based on the foregoing, the bonuses awarded to the named executive officers for 2007 and the percentage change from 2006 are as follows:

Name	2007 Bonus	Percent Change From 2006
Joseph L. Boling	$14,400	-78.5%
Kathleen J. Chappell	$18,600	-25.4%
Arch A. Moore, III	$9,800	-74.1%
James H. Patterson(1)	--	--
Gary R. Shook	$29,400	-12.5%

_______________

(1)	Middleburg Investment Advisors, Inc. and Mr. Patterson did not participate in the 2007 Management Incentive Plan.

Long-Term Equity Incentives

The Compensation Committee may provide equity incentives to executive officers through long-term awards. These awards provide executive officers with an opportunity to accumulate our common stock and associated compensation related to that ownership. The goal of the Compensation Committee in granting equity awards is to directly link an executive’s compensation opportunities with shareholder value creation.

The Compensation Committee currently employs multiyear vesting of equity incentive awards. Multiyear vesting focuses executive officers on consistent long-term growth in shareholder value and requires executive officers to remain employed with us for extended periods to receive the full benefit of the awards.

In 2006, we adopted the 2006 Equity Compensation Plan, which permits the grant of stock options, stock appreciation rights, stock awards, performance stock awards, incentive awards and stock units.

The Compensation Committee has determined that the stock awards to executive officers will generally be in the form of stock grants.  Due to the changes in accounting and tax rules related to stock options, the Compensation Committee believed that option grants were not in the best financial interest of the Company. The Compensation Committee chose to award stock grants of 15% base salary based on benchmark data obtained from our comparator group’s proxies and national and industry based surveys provided by our executive compensation consultant.  According to the Compensation Committee’s strategy for stock grants in 2007, stock grants to executives will generally be equally divided between time-vested stock (restricted stock) and performance-vested stock. The time-vested stock will generally vest over three years on each anniversary of the grant date in the following increments: 25% on the first anniversary date, 25% on the second anniversary date and 50% on the third anniversary date. The performance-vested stock will generally vest at the end of the three-year performance period.  The financial goals are weighted equally.  The stock grant terms will generally be as follows:

•	Dividends – yes, as vested
•	Voting rights – yes, as vested
•	Transferability – only at death
•	Special vesting provisions:
▪	Life events (death and disability, as defined by the company) – vesting accelerates pending Board approval
▪	Termination (other than life events) – unvested shares are forfeited
▪	Change in Control – unvested shares accelerate on the date of the change in control
•	Taxability – due at vesting unless an election is made otherwise
•	Method of settlement for tax obligation – cash or the underlying vested shares

In March 2007, the Compensation Committee awarded stock grants to executives that were split equally between performance-vested stock awards and time vested stock (restricted stock) awards. Based upon the market value of the stock on the date of grant, March 15, 2007, each executive was awarded a total stock value equivalent to 15% of his or her base salary at the time of the grant. The amount of these awards was set to fall within a range between the 50th and 75th percentile of the peer group.

The performance criteria and standards for the 2007 performance-vested stock grant are contingent upon the Company achieving an ROA of 1.50% and an ROE of 15.0% at the end of the three-year performance period. The Committee felt that these forms of compensation achieved the desired balance between executive performance and retention.

The following table reflects the vesting schedule for the March 2007 performance-vested stock grant:

ROA Weight 50%		ROE Weight 50%
Three Year Return on Assets (ROA) Hurdle	Share Vesting Percentage	Three Year Return on Equity (ROE) Hurdle	Share Vesting Percentage
1.50%	50.00%	15.00%	50.00%
1.43%	37.50%	14.25%	37.50%
1.35%	25.00%	13.50%	25.00%
1.20%	12.50%	12.00%	12.50%
Less Than 1.20%	0%	Less Than 12.00%	0%

*Award Leverage: Interpolation shall be used when performance falls between identified performance parameters.

Timing of Long-Term Incentive Awards

Our practice with respect to the timing of long-term incentive awards is to grant stock-based awards to executive officers once each year, usually during the first quarter.

We are aware that the release of various information, including information related to our financial results, may have an impact on the market price of our common stock, and therefore the value of the stock-based award, depending on whether the information is favorable or unfavorable. Accordingly, we believe that a consistent application of our stock awarding practices from year to year is vital. The stock awarded by the Compensation Committee is designed to create incentives for the creation of long-term shareholder value and contain delayed vesting provisions that prevent recipients of stock awards from taking advantage of short-term fluctuations in the market price of our common stock.

We have not planned in the past, nor do we plan in the future, to time the release of material non-public information for the purpose of affecting the value of executive compensation. We do not have a practice of setting the exercise price of stock awards based on the stock price on any date other than the grant date, nor do we use a formula or any other method to select a price based on a period before, after or surrounding the grant date. Stock awards are granted at the closing price of our common stock on the date of grant.

Retirement, Deferred Compensation, Pension Plans and Life Insurance

We believe that non-qualified deferred compensation plays an important role in retaining key executives, as well as helping them provide for retirement. The Committee retained an independent consultant to analyze the total retirement benefits provided by us and Social Security to executives with various amounts of compensation and years of service so that the Committee could determine appropriate non-qualified deferred compensation levels.

Because of limits under our qualified retirement plans on the amount of deferrals that executives can make, and on the amount of defined benefits they can receive, several of our executives can expect to have a lower level of compensation replaced or a lower retirement replacement ratio than that targeted for all other employees. Consequently, as a matter of “pension equity”, the Company has adopted several non-qualified deferred compensation plans. The Compensation Committee oversees these plans and the Compensation Committee considers these plans when reviewing an executive’s total annual compensation and determining the annual and long-term compensation components described above. These plans are described below.

Pension Plan

We have a noncontributory pension plan that conforms to the Employee Retirement Income Security Act of 1974, as amended. The amount of benefits payable under the plan is determined by an employee’s period of credited service. The amount of normal retirement benefit will be determined based on a participant’s credited service, earnings and the benefit formula as described in the plan’s adoption agreement. The plan provides for early retirement for participants with 10 years of vesting service and the attainment of age 55. A participant who terminates employment with five or more years of vesting service will be entitled to a benefit. The benefits are payable in single or joint/survivor annuities, as well as a lump sum payment option upon retirement or separation of service (subject to limitations as described in the plan’s adoption agreement).

Compensation under the plan is limited to $225,000 in 2007 by the Internal Revenue Code of 1986, as amended. Additional information on the plan is set forth under “Pension Benefits” below.

The noncontributory pension plan was adopted to provide assistance to our employees with meeting their personal post-retirement income requirements.

401(k) Savings Plan

We have a 401(k) Savings Plan available to all employees. The plan’s primary purpose is to allow employees to save for retirement on a pre-tax basis. The plan provides for matching contributions by us equal to 50% of the first six percent of salary reduction contributions made by the employee. The plan also provides for discretionary profit sharing contributions to be made by us and allocated to participant accounts in proportion to the participant’s compensation.

The 401(k) savings plan was adopted to provide assistance to our employees with meeting their personal post-retirement income requirements.

Supplemental Executive Retirement Plans

We adopted Supplemental Executive Retirement Plans (SERPs) for Joseph L. Boling and Arch A. Moore, III, effective in July 2004. During 2007, Alice P. Frazier terminated employment and exited the SERP. Also during 2007, Gary Shook became eligible to participate in the SERP. Mr. Boling has a defined benefit SERP. His retirement benefit equals a percentage of final pay, offset by other sources of retirement income. Offset items include the Bank’s qualified retirement plans, an existing deferred compensation plan, and social security. The replacement percentage grows (vests) over a multi-year period. Mr. Boling’s current vested benefit is actually less than the vested benefit that he forfeited under his prior SERP.

Mr. Shook and Mr. Moore each have a defined contribution SERP. Each year, we credit to the accounts under such SERP an amount equal the participant’s compensation in excess of the social security wage base times the employer social security contribution percentage and the equivalent amount of matching contributions under our 401(k) plan for compensation in excess of $100,000 (as adjusted under the Internal Revenue Code). Benefits will ultimately be a function of amounts credited to the accounts.

Both the defined benefit and defined contribution SERPs are unfunded for tax purposes; the participants are general creditors of the Bank in the amount of their promised benefits. We, however, have established and funded a so-called “rabbi” trust to help offset the obligations under the SERPs. In 2006 , we made a lump-sum contribution to the rabbi trust to fund benefits under the SERPs. For the fiscal years ended 2007 and 2006, our expense associated with the SERPs was $349,741 and $272,500, respectively.

The Supplemental Executive Retirement Plans were adopted to help provide for the post-retirement financial needs of our executives.

Deferred Compensation Plans

A deferred compensation plan has been adopted for Joseph L. Boling. Benefits are to be paid in monthly installments for 15 years following retirement or death. The agreement provides that, if employment is terminated for reasons other than death or disability prior to age 65, the amount of benefits would be reduced. The plan is unfunded. However, life insurance has been acquired on the life of the employee in an amount sufficient to discharge the obligation.

Mr. Boling’s deferred compensation plan was adopted to help provide for his post-retirement financial needs.

Split Dollar Life Insurance Plans

Mr. Boling, Mr. Moore and Mr. Shook participate in a Split Dollar Life Insurance Plan. Mr. Shook became a participant in 2007. Ms. Frazier was previously a participant, but upon her termination of employment in 2007 exited the plan. If Mr. Boling dies while employed by the Company, his named beneficiary will receive a death benefit of three-times his annual compensation. If Mr. Moore or Mr. Shook die while employed by the Company, their named beneficiary will receive a death benefit equal to the greater of three-times their annual compensation, or their respective balance under the aforementioned SERP plans. Death benefit obligations under the Plan are supported by life insurance policies insuring the participants and owned by the Company. No benefit is paid under the Plan for a death that occurs after termination of service from the Company.

The Split Dollar Life Insurance Plans were adopted to assist both the Company and the beneficiaries of the executives with any known and unknown financial obligations in the event of the executives’ death during employment with the Company.

Severance Payments

We have severance arrangements with the Chairman and Chief Executive Officer, President and also the Chief Lending Officer as stated in their employment agreements.

The Compensation Committee believes that the components and the rationale and the methodology of the executive compensation strategy provide each executive with a comprehensive compensation package that is competitive and ultimately rewarding for the executive, the Company and its shareholders.

Annual Compensation of Executive Officers

In the tables and discussion below, we summarize the compensation earned during 2007 by (1) our chief executive officer, (2) our chief financial officer and (3) each of our three other most highly compensated executive officers who earned more than $100,000 in total compensation for services rendered in all capacities during 2007, collectively referred to as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Joseph L. Boling Chairman of the Board and Chief Executive Officer	2007 2006	345,633 335,566	12,952 --	14,400 67,113	323,397 255,470	35,615 32,505	696,382 690,654
Kathleen J. Chappell(5) Senior Vice President and Chief Financial Officer	2007 2006	137,787 125,000	5,023 --	18,600 25,000	-- --	4,884 5,164	166,294 155,164
Arch A. Moore, III Executive Vice President and Senior Loan Officer	2007 2006	195,616 189,000	7,332 --	9,800 37,800	-- --	26,760 23,019	239,508 249,819
James H. Patterson President, Middleburg Investment Advisors, Inc.	2007 2006	375,000 375,000	14,050 --	-- --	-- --	-- 500	389,050 375,500
Gary R. Shook President	2007 2006	203,849 168,000	6,815 --	29,400 33,600	-- --	26,086 --	260,429 201,600

______________

(1)

These amounts reflect the aggregate compensation costs for financial statement reporting purposes for 2007 under SFAS 123R for equity awards granted in 2007. For information on the model and assumptions used to calculate the compensation cost, see Note 8 to the audited consolidated financial statements in our 2007 10K. See the Grants of Plan-Based Awards Table on page 26 for the grant date fair value of each stock grant awarded in 2007. During 2007, 932 shares awarded under the 2006 Equity Compensation Plan had been forfeited.

(2)	The amounts reflected are the awards under the 2007 Management Incentive Plan, as described in “Compensation Discussion and Analysis” above, and were paid in 2008.
(3)	The amount reflected for Mr. Boling includes $313,236 from his supplemental executive retirement plan and $10,161 from his deferred compensation plan.
(4)	Additional information regarding other compensation is provided in the “Components of All Other Compensation” table below.
(5)	Ms. Chappell also served as Senior Vice President and Chief Accounting Officer during 2007.

Components of Other Compensation

					Company
				Company	Contributions
			Club	Contributions	to Supplemental Executive	Director	Split Dollar
		Automobile(1)	Memberships(2)	to 401(k) Plan(3)	Retirement Plan(4)	Fees(5)	Insurance(6)	Other(7)	Total
Name	Year	($)	($)	($)	($)	($)	($)	($)	($)

Joseph L. Boling	2007	3,694	4,500	13,355	--	9,000	4,679	387	35,615

Kathleen J. Chappell	2007	--	--	4,884	--	--	--	--	4,884

Arch A. Moore, III	2007	--	4,214	8,673	12,551	--	1,282	40	26,760

James H. Patterson	2007	--	--	--	--	--	--	--	--

Gary R. Shook	2007	1,483	500	7,176	9,426	7,500	280	--	26,086

______________

(1)	Amounts disclosed in this column represent estimated cost of personal use of a Company-provided automobile.
(2)	Amounts disclosed in this column represent the cost of membership fees for social clubs.
(3)	Amounts disclosed in this column represent payments by the Company to the executive officer’s account in the Company’s 401(k) plan. The Company made matching contributions during the year.
(4)

Amounts disclosed in this column represent credits to the executive’s accounts under the SERP of an amount equal the participant’s compensation in excess of the social security wage base times the employer social security contribution percentage and the equivalent amount of matching contributions under our 401(k) plan for compensation in excess of $90,000 (as adjusted under the Internal Revenue Code).

(5)

Amounts disclosed in this column represent director fees paid to Mr. Boling and Mr. Shook for attendance at meetings of the boards of directors of the Company, Middleburg Trust Company and Middleburg Investment Group.

(6)

Amounts disclosed in this column represent the imputed income to the executive resulting from the split dollar insurance plans. The imputed income is equal to the plan benefit (three times the executive’s current year base salary) times the insurance carrier rate for the executive times the number of months covered during the year.

(7)	Amounts disclosed in this column represent the cost of other items including trade memberships.

Supplemental Discussion of Compensation

We have entered into an employment agreement with Joseph L. Boling. All compensation that we pay to our named executive officers is determined as described above in our “Compensation Discussion and Analysis” section. Salary and bonus earnings comprise between 49.0% and 100.0% of total 2007 compensation for the above named executive officers.

We entered into an employment contract with Mr. Boling with an initial term that was from January 1, 1998, to December 31, 2002, and it provided for Mr. Boling’s service as Chairman and Chief Executive Officer of both the Company and the Bank. Mr. Boling’s employment contract was for five years at an initial base annual salary of $191,408. Beginning December 31, 2000, and every year thereafter until December 31, 2010, the contract automatically extends for an additional year. Mr. Boling is eligible for base salary increases and bonuses as determined by the Compensation Committee of the Board of Directors. Mr. Boling’s employment may be terminated by us with or without cause. If he resigns for “good reason” or is terminated without “cause” (as those terms are defined in the employment agreement), however, he is entitled to salary and certain benefits for the greater of the remainder of his contract or 36 months. Additional information on these amounts is provided in “Payments upon Termination or Change in Control” below. Mr. Boling’s contract also contains a covenant not to compete if his employment terminates for any reason other than a change in control of us.

We entered into an employment contract with Gary R. Shook with a term from June 1, 2007 to May 31, 2008, and it provided for Mr. Shook’s service as President of both the Company and the Bank. Mr. Shook’s contract is for one year at the initial base salary of $210,000. Beginning May 31, 2008, and every year thereafter the contract automatically extends for an additional year. Mr. Shook is eligible for base salary increases and bonuses as determined by the Compensation Committee of the Board of Directors. Mr. Shook’s employment may be terminated by us with or without cause. If he resigns for “good reason” or is terminated without “cause”, he would be entitled to salary and certain benefits for the greater of the remainder of his contract or 24 months for salary and 12 months for benefits. Additional information is provided in “Payments Upon Termination or Change in Control” below. Mr. Shook’s contract also contains a non-compete covenant for 12 months if his employment terminates for any reason other than a change in control of us.

We entered into an employment agreement with Arch A. Moore, III, as Chief Lending Officer for both the Company and the Bank from July 1, 2008, to June 30, 2009. Mr. Moore’s contract is for one year at a base salary of $195,616. Beginning June 30, 2009, and every year thereafter the contract automatically extends for an additional year. Mr. Moore is eligible for bonuses and increase as recommended to the CEO by the President. Mr. Moore’s employment may be terminated by us with or without cause. If he resigns for “good reason” or is terminated “without cause”, he would be entitled to salary and certain benefits for the greater of the remainder of his contract or 12 months. See “Payments Upon Termination or Change in Control” for additional information. Mr. Moore’s contract also contains a non-compete provision for 12 months if his employment terminates for any reason other than a change in control of us.

We have also adopted a deferred compensation plan for Mr. Boling. Benefits are to be paid in monthly installments for 15 years following retirement or death. The agreement provides that, if employment is terminated for reasons other than death or disability prior to age 65, the amount of benefits would be reduced. The deferred compensation expense for 2007, based on the present value of the retirement benefits was $32,707. The plan is unfunded. However, life insurance has been acquired on the life of the employee in an amount sufficient to discharge the obligation.

The Company made equity-based awards or grants in March 2007.

The following table contains information concerning estimated future payouts under our non-equity incentive plan and stock awards granted to our named executive officers during 2007.

Grants of Plan-Based Awards for 2007

									All Other
									Stock	Grant Date
									Awards:	Fair Value
			Estimated Future Payouts			Estimated Future Payouts			Number of	of Stock
			Under Non-Equity Incentive			Under Equity Incentive			Shares of	and
		Compensation	Plan Awards(2)			Plan Awards			Stock or	Options
	Grant	Committee	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Awards
Name	Date	Action Date	($)(3)	($)(4)	($)(5)	(#)	(#)	(#)	(#)	($)(6)

Joseph L. Boling	3/15/2007	3/8/2007	--	--	--	--	802	--	802	51,809
			43,204	86,408	129,612

Kathleen J. Chappell	3/15/2007	3/8/2007	--	--	--	--	311	--	311	20,091
			18,644	37,288	55,931

Arch A. Moore, III	3/15/2007	3/8/2007	--	--	--	--	454	--	454	29,328
			24,452	48,904	73,356

James H. Patterson(1)	3/15/2007	3/8/2007	--	--	--	--	870	--	870	56,202
			--	--	--

Gary R. Shook	3/15/2007	3/8/2007	--	--	--	--	422	--	422	27,261
			26,250	52,500	78,750

(1)	Middleburg Investment Advisors, Inc. and Mr. Patterson did not participate in the 2007 Management Incentive Plan.
(2)	All estimated future payouts were set under the 2007 Management Incentive Plan, as described in “Compensation Discussion and Analysis” above.
(3)	The “threshold” amount represented 12.5% of the individual’s salary amount at December 31, 2007.
(4)	The “target” amount represented 25% of the individual’s salary amount at December 31, 2007.
(5)	The “maximum” amount represented 37.5% of the individual’s salary amount at December 31, 2007.
(6)

The amounts in this column represent the fair market value of the equity awards on March 15, 2007 computed in accordance with SFAS No. 123(R). The closing price of the Company’s stock was $32.30 on March 15, 2007.

Stock Options and Stock Awards

The following table provides information concerning unexercised options and unvested restricted stock unit awards held by the named executive officers of the Company as of March 3, 2008. Information regarding the amounts in the columns follows the table.

Outstanding Equity Awards at Fiscal Year-End 2007

		Option Awards (1)			Stock Awards (2)
								Equity
							Equity	Incentive
							Incentive	Plan Awards:
		Number of					Plan Awards:	Market or
		Securities					Number of	Payout Value
		Underlying			Number of	Market Value	Unearned	of Unearned
		Unexercised	Option		Shares That	of Shares	Shares That	Shares That
		Options	Exercise	Option	Have Not	That Have	Have Not	Have Not
	Grant	(#)	Price	Expiration	Vested	Not Vested	Vested	Vested
Name	Date	Exercisable	($)	Date	(#)	($) (3)	(#)	($) (3)

Joesph L. Boling	10/1/1999	150	12.38	9/30/2009	--	--	--	--
	12/19/1999	20,000	12.38	12/18/2009	--	--	--	--
	4/17/2002	25,000	22.75	4/16/2012	--	--	--	--
	4/18/2003	10,000	22.00	4/17/2013	--	--	--	--
	1/21/2004	3,000	39.40	1/20/2014	--	--	--	--
	3/15/2007	--	--	--	601	12,813	802	17,099

Kathleen J. Chappell	10/1/1999	150	12.38	9/30/2009	--	--	--	--
	10/15/2003	500	37.00	10/14/2013	--	--	--	--
	3/15/2007	--	--	--	233	4,968	311	6,631

Arch A. Moore	10/1/1999	150	12.38	9/30/2009	--	--	--	--
	12/19/1999	8,000	12.38	12/18/2009	--	--	--	--
	12/20/2000	5,200	10.63	12/19/2010	--	--	--	--
	4/17/2002	10,000	22.75	4/16/2012	--	--	--	--
	4/18/2003	8,000	22.00	4/17/2013	--	--	--	--
	1/21/2004	2,000	39.40	1/20/2014	--	--	--	--
	3/15/2007	--	--	--	340	7,249	454	9,679

James H. Patterson	1/21/2004	500	39.40	1/20/2014	--	--	--	--
	3/15/2007	--	--	--	652	13,901	870	18,548

Gary R. Shook	3/15/2007	--	--	--	316	6,737	422	8,997

__________________

(1)

All options were granted under our 1997 Stock Incentive Plan. The exercise price of each option equals the market price of our stock on the date of grant. The options vested over the three years following the date of grant. All options expire ten years from the grant date.

(2)

Number; Market Value of Unearned Units That Have Not Vested. These columns report the number and market value, respectively, of shares granted under the 2006 Equity Compensation Plan. Each grant has a composition of 50% of restricted stock units to each officer that is subject to performance vesting conditions and 50% that is subject to time vesting conditions. Those shares subject to time vesting conditions will vest on the grant anniversary date at the following percentages over a period of three years: 25%, 25%, 50%.

(3)	Market value is calculated by multiplying the numbers of shares not vested at December 31, 2007 by the closing price of the Company’s stock on that date, $21.32.

Option Exercises in Fiscal Year 2007

In the table below, we list information on the exercise of stock options during the year ended December 31, 2007 for each of the named executive officers. There were no stock awards that vested during 2007.

Option Exercises and Stock Vested

Fiscal Year 2007

Option Awards
	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise (1)
Name	(#)	($)
Joseph L. Boling	20,000	216,200
Kathleen J. Chappell	--	--
Arch A. Moore	--	--
James H. Patterson	--	--
Gary R. Shook	--	--

_________________

(1)

The value realized was calculated by determining the difference between (i) the fair market value of common stock underlying the options at the date of exercise and (ii) the exercise price of the options.

Equity Compensation Plans

The following table sets forth information as of December 31, 2007, with respect to compensation plans under which shares of Common Stock are authorized for issuance.

Equity Compensation Plan Information

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)

Equity Compensation Plans Approved by Shareholders:
1997 Incentive Stock Option Plan	166,380	19.41	--
2006 Equity Compensation Plan	--	--	247,984

Equity Compensation Plans Not Approved by Shareholders (2)	--	--	--

Total	166,380	19.41	247,984

(1)	Amounts exclude any securities to be issued upon exercise of outstanding options, warrants and rights.
(2)	The Company does not have any equity compensation plans that have not been approved by shareholders.

Pension Benefits

The following table sets forth information as of December 31, 2007 with respect to the pension plans in which the named executive officers participate:

Pension Benefits

Fiscal Year 2007

		Number of Years	Present Value of
		Credited Service	Accumulated Benefit
Name	Plan Name	(#)	($) (4)

Joseph L. Boling (1)	VBA Master Defined Benefit Plan	15	423,944
	Supplemental Executive Retirement Plan	3.5	967,285

Kathleen J. Chappell (2)	VBA Master Defined Benefit Plan	12	34,820

Arch A. Moore, III	VBA Master Defined Benefit Plan	13	183,999

James H. Patterson (3)	VBA Master Defined Benefit Plan	5	157,464

Gary R. Shook	VBA Master Defined Benefit Plan	3	23,380

____________

(1)	Mr. Boling’s years of credited service related to his Supplemental Executive Retirement Plan are less than his years of actual service because the plan was adopted in July 2004.
(2)

The VBA Master Defined Benefit Plan defines “Years of Credited Service” as plan years with 1,000 hours. Ms. Chappell’s number of years of credited service is less than the years of her actual service because two of her plan years contained fewer than 1,000 hours.

(3)

Mr. Patterson’s years of credited service are less than his years of actual service because he and other employees of Middleburg Investment Advisors, Inc. did not participate in the VBA Master Defined Benefit Plan until December 2002.

(4)	Based on September 30, 2007 disclosure assumptions: 6.25% interest; RP2000 Mortality Table; assumed retirement age of 65.

Supplemental Discussion of Pension Benefits

We maintain a noncontributory defined benefit pension plan for employees who are age 21 and have completed one year of eligible service. Benefits payable under the plan are based on years of credited service on or after October 1, 2000, average compensation over the highest consecutive three years, and the plan’s benefit formula (1% of average compensation times years of credited service plus 0.65% of average compensation in excess of the Social Security Wage Base times years of credited service up to a maximum of 35 years). For years of service prior to October 1, 2000, benefits are based on the accrued benefit as of September 30, 2000, under the plan’s prior benefit formula. For 2007, the maximum allowable annual benefit payable by the plan at age 65 (the plan’s normal retirement age) was $180,000 and the maximum compensation covered by the plan was $225,000. Reduced early retirement benefits are payable on or after age 55 upon completion of 10 years of credited service. Amounts payable under the plan are not subject to reduction for Social Security benefits.

Changes in Nonqualified Deferred Compensation

The following table shows the changes in the balance of the named executive officers’ nonqualified deferred compensation plans during 2007:

Nonqualified Deferred Compensation

Fiscal Year 2007

Name	Registrant Contributions in Last Fiscal Year (1) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($)

Joseph L. Boling	--	22,214	235,015

Kathleen J. Chappell	--	--	--

Arch A. Moore, III	12,551	4,604	93,893

James H. Patterson	--	--	--

Gary R. Shook	9,426	--	9,426

__________

(1)	The amounts reflected for both Mr. Moore and Mr. Shook were also were also included in the “All Other Compensation” column of the “Summary Compensation Table” above.

Supplemental Discussion of Deferred Compensation

We believe that non-qualified deferred compensation plays an important role in retaining key executives, as well as helping them provide for retirement. The Committee retained an independent consultant to analyze the total retirement benefits provided by us and Social Security to executives with various amounts of compensation and years of service so that the Committee could determine appropriate non-qualified deferred compensation levels.

Because of limits under our qualified retirement plans on the amount of deferrals that executives can make, and on the amount of defined benefits they can receive, several of executives can expect to have a lower level of compensation replaced or a lower retirement replacement ratio than targeted for all employees. Accordingly, we have adopted several non-qualified deferred compensation plans.

The Company provides a Supplemental Executive Retirement Plan (SERP) for Mr. Boling. The Plan provides Mr. Boling 55% of his final pay at age 65, offset by other sources of retirement income. Offset items include the Bank’s qualified retirement plans, an existing deferred compensation plan, and social security. If Mr. Boling terminates employment prior to age 65, the 55% (before offsets) benefit percentage is reduced as follows: age 60 or 61, 20%; age 62, 30%; age 63, 40%; and age 64, 45%. Mr. Boling’s benefit from his SERP is payable for a period of fifteen years. Mr. Boling receives no benefits under the SERP in the event of a pre-retirement death. Mr. Boling’s SERP has no Change in Control provisions.

We also provide a Supplemental Executive Retirement Plan (SERP) for Mr. Shook and Mr. Moore. Under their plans, we credit their accounts under such SERP for an amount equal the participant’s compensation in excess of the social security wage base times the employer social security contribution percentage and the equivalent amount of matching contributions under our 401(k) plan for compensation in excess of $100,000 (as adjusted under the Internal Revenue Code).

In the event of termination of service, other than due to death, accumulated Company contributions plus earnings will be paid to the participant over a 10 year period. Mr. Moore receive no benefits under the Plan in the event of a pre-retirement death. In the event of a change in control, vesting is accelerated. This provision now has no impact as Mr. Moore is fully vested under the Plan.

Payments Upon Termination or Change in Control

Joseph L. Boling is entitled to severance payments in connection with certain types of termination of employment under his employment agreement. Under the terms of his employment agreement, Mr. Boling is entitled to severance payments equal to his current compensation and benefits for the greater of the remaining term of his agreement or 36 months if he is terminated without “Cause” or if he resigns due to the Company’s failure to comply with any substantial term of the agreement.

In the event of a change of control of the Company, if Mr. Boling is offered the same employment position at the same location as he occupied immediately prior to the change in control and he continues to participate in the compensation and benefits programs at the same or greater level as he did immediately prior to the change in control, then Mr. Boling may not terminate his agreement. However, in the event of a change in control, if Mr. Boling is not offered a position in the new organization, is not offered a senior level position in a location that are both acceptable to him or elects to terminate this agreement within 90 days of the change in control, then he is entitled to continuation of current compensation and benefits for a period of 36 months from the date of the change in control. At his option, Mr. Boling may elect to receive such compensation and benefits in either a lump sum or in monthly payments. Upon termination of his agreement for any reason, Mr. Boling covenants that he will not directly or indirectly engage in competition with the Company within a 25 mile radius of the Company’s principal place of business for 12 months from and after the date the executive is no longer employed by the Company.

In the event of a change of control of the Company, if Mr. Moore is offered the same employment position at the same location as he occupied immediately prior to the change in control and he continues to participate in the compensation and benefits programs at the same or greater level as he did immediately prior to the change in control, then Mr. Moore may not terminate his agreement. However, in the event of a change in control, if Mr. Moore is not offered a position in the new organization, is not offered a senior level position in a location that are both acceptable to him, or elects to terminate this agreement within 90 days of the change in control, then he is entitled to continuation of current compensation and benefits for a period of 12 months from the date of the change in control. Mr. Moore is to receive such compensation and benefits in monthly payments. Upon termination of his agreement for any reason, Mr. Moore covenants that he will not directly or indirectly engage in competition with the Company within a 25 mile radius of the Company’s headquarter location and five miles of any Bank branch operated by the Company for 12 months from and after the date the executive is no longer employed by the Company. Additionally, Mr. Moore covenants that for a period of 24 months after he is no longer employed with the Company, he will not directly or indirectly solicit or induce or attempt to solicit or induce any person currently employed by the Company to terminate his or her relationship with the Company.

In the event of a change of control of the Company, if Mr. Shook is offered the same employment position at the same location as he occupied immediately prior to the change in control and he continues to participate in the compensation and benefits programs at the same or greater level as he did immediately prior to the change in control, then Mr. Shook may not terminate his agreement. However, in the event of a change in control, if Mr. Shook is not offered a position in the new organization, is not offered a senior level position in a location that are both acceptable to him, or elects to terminate this agreement within 90 days of the change in control, then he is entitled to continuation of current compensation and benefits for a period of 24 months from the date of the change in control. Mr. Shook is to receive such compensation and benefits in monthly payments. Upon termination of his agreement for any reason, Mr. Shook covenants that he will not directly or indirectly engage in competition with the

Company within a 25 mile radius of the Company’s headquarter location and five miles of any Bank branch operated by the Company for 12 months from and after the date the executive is no longer employed by the Company. Additionally, Mr. Shook covenants that for a period of 24 months after he is no longer employed with the Company, he will not directly or indirectly solicit or induce or attempt to solicit or induce any person currently employed by the Company to terminate his or her relationship with the Company.

The following table summarizes the payments to be made to Mr. Boling, Mr. Moore and Mr. Shook under the circumstances described above, assuming the event of termination occurred as of December 31, 2007:

		Before Change in Control	After Change in Control

		Termination	Termination
		Without Cause	Without Cause
		or for Good Reason	or for Good Reason
Name	Benefit	($)	($)
Joseph Boling	Post termination base salary	691,266	1,036,899
	Health care benefits continuation	16,704	25,056
	Club membership continuation	9,000	13,500
	Provided auto continuation	7,388	11,082
	Total	724,358	1,086,537

Arch Moore	Post termination base salary	195,616	391,232
	Health care benefits continuation	10,692	21,384
	Club membership continuation	4,214	8,428
	Total	210,522	421,044

Gary Shook	Post termination base salary	420,000	420,000
	Health care benefits continuation	42,768	42,768
	Club membership continuation	1,000	1,000
	Provided auto continuation	2,966	2,966
	Total	466,734	466,734

The Company has not entered into any other agreements or arrangements that provides for the payment of severance or similar benefits to Mr. Boling, Mr. Moore and Mr. Shook in connection with a termination of employment for any reason and whether or not it is in connection with a change in control.

The Company has not entered into any agreement or other arrangement that provides for the payment of severance or similar benefits in connection with a termination of employment for any reason, and whether or not it is in connection with a change in control, with any of the other named executive officers.

Each named executive officer may also elect to receive the pension benefits and/or the deferred compensation that he is entitled to under the plans described earlier in this section.

Transactions with Management

Some of the directors and officers of the Company are at present, as in the past, customers of the Company and its subsidiaries, and the Company and its subsidiaries has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others. These transactions do not involve more than the normal risk of collectibility or present other unfavorable features. The balance of loans to directors, executive officers and their associates totaled $6,503,000 at December 31, 2007, or 8.4% of the Company’s equity capital at that date.

There were no transactions during 2007 between the Company’s directors or officers and the Company, nor are there any proposed transactions. Additionally, there are no legal proceedings to which any director, officer or principal shareholder, or any affiliate thereof, is a party that would be material and adverse to the Company.

The Company has not adopted a formal policy that covers the review and approval of related person transactions by the Board of Directors. The Board, however, does review all such transactions that are proposed to it for approval. During such a review, the Board will consider, among other things, the related person’s relationship to the Company, the facts and circumstances of the proposed transaction, the aggregate dollar amount of the transaction, the related person’s relationship to the transaction and any other material information. The Audit Committee of the Board also has the responsibility to review significant conflicts of interest involving directors or executive officers.

In addition, any extensions of credit to our directors and officers are required to be on substantially the same terms as comparable transactions to non-related parties at the time of the extension of credit, pursuant to Regulation O – Loans to Executive Officers, Directors and Principal Shareholders of Member Banks of the banking regulations applicable to us.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT

OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has appointed, subject to shareholder approval, the firm of Yount, Hyde & Barbour, P.C. as independent public accountants to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2008. Yount, Hyde & Barbour, P.C. has audited the financial statements of the Company and the Bank for over 28 years. A majority of the votes cast by holders of the Common Stock is required for the ratification of the appointment of the independent public accountants.

Representatives of Yount, Hyde & Barbour, P.C. are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C. AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

AUDIT INFORMATION

The Audit Committee operates under a written charter that the Board of Directors has adopted. The members of the Audit Committee are independent as that term is defined in the listing standards of Nasdaq Stock Market.

Fees of Independent Public Accountants

Audit Fees

The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2007 and 2006, and also for the review of the financial statements included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings and engagements, for those fiscal years were $132,250 for 2007 and $156,500 for 2006. The 2006 fees include reviews of filings related to the July 2006 common stock offering.

Audit Related Fees

The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not reported under the heading “Audit Fees” above for the fiscal years ended December 31, 2007 and December 31, 2006 were $42,700 and $40,150, respectively. During 2007 and 2006, audit related fees included agreed upon procedures engagements for the trust company, SysTrust information technology audit and consultation regarding financial accounting and reporting standards.

Tax Fees

The aggregate fees billed by Yount, Hyde & Barbour, P.C. for professional services for tax compliance for the fiscal years ended December 31, 2007 and December 31, 2006 were $10,050 and

$10,000, respectively.  During 2007 and 2006, these services included preparation of federal and state income tax returns, preparation of trust income tax returns related to the trust preferred entities and consultation regarding tax compliance issues.

All Other Fees

There were no fees billed by Yount, Hyde & Barbour, P.C. for any other services rendered to the Company for the fiscal years ended December 31, 2007 and 2006.

Audit Committee Report

The Audit Committee is comprised of three directors, each of whom is independent within the meaning of the listing standards of the Nasdaq Stock Market. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee reviews its charter at least annually and revises it as necessary to ensure compliance with current regulatory requirements.

Management is responsible for the establishment and maintenance of the Company’s internal controls over financial reporting, assessing the effectiveness of those internal controls over financial reporting, maintaining the financial reporting process to ensure the accuracy and integrity of the Company’s consolidated financial statements, and compliance with laws and regulations and ethical business standards. The independent registered accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and the Company’s internal controls over financial reporting, expressing an opinion as to the conformity of the Company’s consolidated financial statements with U.S. generally accepted accounting principles and expressing an opinion as to management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent registered accounting firm engaged for the purpose of issuing an audit report and performing other audit, review, or attestation services for the Company. Because the Company outsources its internal audit function, the Audit Committee is also responsible for the appointment, compensation, retention and oversight of the work of the independent registered accounting firm engaged to perform internal audit services for the Company. The Audit Committee also monitors and oversees the accounting and financial reporting processes of the Company on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and Yount, Hyde & Barbour, P.C., the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2007 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these consolidated financial statements with management and Yount, Hyde & Barbour, P.C., including the scope of the independent registered public accounting firm’s responsibilities, critical accounting policies, and practices used and significant reporting issues and judgments made in connection with the preparation of such financial statements.

The Audit Committee has discussed with Yount, Hyde & Barbour, P.C. the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Statement on Auditing Standards No. 99, and Securities and Exchange Commission rules discussed in Releases Nos. 33-8183 and 33-8183A. In addition, the Audit Committee has received from the independent registered accounting firm the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. Moreover, the Audit Committee has considered whether the independent registered accounting firm’s provision of other non-audit services to the Company is compatible with maintaining the auditor’s independence.

Finally, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has also discussed with Yount, Hyde & Barbour, P.C. its opinion as to the effectiveness of the Company’s internal control over financial reporting.

Based upon its discussions with management and Yount, Hyde & Barbour, P.C. and its review of the representations of management and the report of Yount, Hyde & Barbour, P.C. to the Audit Committee, the Audit Committee recommended that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission. By recommending that the audited consolidated financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Audit Committee

Howard M. Armfield, Chairman

Henry F. Atherton, III

Janet A. Neuharth

March 10, 2008

Pre-Approval Policies

All audit related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Yount, Hyde & Barbour, P.C. was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Charter provides for pre-approval of audit, audit-related and tax services. The Charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

PROPOSALS FOR 2009 ANNUAL MEETING OF SHAREHOLDERS

Under the regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2009 annual meeting of shareholders must cause such proposal to be received, in proper form, at the Company’s principal executive offices at 111 West Washington Street, Middleburg, Virginia 20117, no later than November 26, 2008, in order for the proposal to be considered for inclusion in the Company’s Proxy Statement for that meeting. The Company presently anticipates holding the 2009 Annual Meeting of Shareholders on April 29, 2009.

The Company’s Bylaws also prescribe the procedure that a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings outside of the proxy statement process. For a shareholder to nominate a candidate for director at the 2009 annual meeting of shareholders, notice of nomination must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the 2009 annual meeting. The notice must describe various matters regarding the nominee and the shareholder giving the notice. For a shareholder to bring other business before the 2009 annual meeting of shareholders, notice must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the date of the 2009 annual meeting. The notice must include a description of the proposed business, the reasons therefore, and other specified matters. Any shareholder may obtain a copy of the Company’s Bylaws, without charge, upon written request to the Secretary of the Company. Based upon an anticipated date of April 29, 2009 for the 2009 Annual

Meeting of Shareholders, the Company must receive any notice of nomination or other business no later than February 28, 2009 and no earlier than January 29, 2009.

OTHER MATTERS

THE COMPANY’S 2007 ANNUAL REPORT TO SHAREHOLDERS (THE “ANNUAL REPORT”), WHICH INCLUDES A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM  10-K FOR THE FISCAL YEAR ENDED DECEMBER  31, 2007 (EXCLUDING EXHIBITS), AS FILED WITH THE SEC, IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. A COPY OF THE ANNUAL REPORT MAY ALSO BE OBTAINED WITHOUT CHARGE BY WRITING TO KATHLEEN J. CHAPPELL, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, WHOSE ADDRESS IS P.O. BOX 5, MIDDLEBURG, VIRGINIA 20118. THE ANNUAL REPORT IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

[FORM OF PROXY]

MIDDLEBURG FINANCIAL CORPORATION

Proxy Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Arch A. Moore, III and Kathleen J. Chappell, jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote, as designated below and upon any and all matters that may properly be brought before such meeting, all shares of Common Stock that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Middleburg Financial Corporation, a Virginia corporation (the “Corporation”), to be held at the Middleburg Community Center, 300 West Washington Street, Middleburg, Virginia, on Wednesday, April 30, 2008 at 10:00 a.m., local time, or at any adjournments thereof, for the following purposes:

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

MIDDLEBURG FINANCIAL CORPORATION

April 30, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS
AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]

1.

To elect as directors the 14 persons listed as nominees below.

(   )   FOR ALL NOMINEES

(   )    WITHHOLD  AUTHORITY

           FOR ALL NOMINEES

(    )    FOR ALL EXCEPT
           (See instructions below)

INSTRUCTION:  To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •

________________________________________
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

 Howard M. Armfield

 Henry F. Atherton, III

 Joseph L. Boling

 Childs F. Burden

 J. Lynn Cornwell, Jr.

 J. Bradley Davis

 Alexander G. Green, III

 Gary D. LeClair

 John C. Lee, IV

 Keith W. Meurlin

 Janet A. Neuharth

 Gary R. Shook

 James R. Treptow

 Millicent W. West

2.     To ratify the appointment of Yount, Hyde & Barbour, P.C. as independent auditors for the Corporation for the fiscal year ending December 31, 2008.

  (   )  FOR      (   )  AGAINST       (   )  ABSTAIN

3.    In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER.  IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN ITEM 1 AND FOR ITEM 2.

Signature of Shareholder____________________  Date:____    Signature of Shareholder___________________  Date:_____

Note:  This proxy must be signed exactly as the name appears hereon.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.